Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-47984

                           PROSPECTUS SUPPLEMENT NO. 6
                     (TO PROSPECTUS DATED NOVEMBER 1, 2000)

                                CORECOMM LIMITED
                            -------------------------
                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2006,
            SERIES B SENIOR CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                           AND SHARES OF COMMON STOCK
                            -------------------------

     This Prospectus Supplement No. 5 supplements and amends the Prospectus dated November 1, 2000, and amended on November 14, 2000, December 7, 2000, December 22, 2000, December 28, 2000 and January 25, 2000:

o        The 6% convertible subordinated notes due 2006 of CoreComm Limited;

o        CoreComm's Series B senior convertible exchangeable preferred stock;

o Shares of common stock issuable as dividends on the Series B preferred stock, upon conversion of the convertible notes and the Series B preferred stock and as interest on CoreComm's senior unsecured notes due 2003; and

o The right, attached to each share of common stock, to purchase CoreComm's Series C junior participating preferred stock.

         The Prospectus, together with all of the supplements filed to date (including this supplement), constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, with respect to offers and sales of the securities described above.

         WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 OF THE ACCOMPANYING PROSPECTUS, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                            -------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The date of this Prospectus Supplement No. 6 is January 26, 2000.

         The purpose of this Prospectus Supplement is to amend and restate the text contained in the Prospectus on page 99 under the heading "Selling Securityholders--Convertible Notes," which is hereby replaced with the following text (which we may further amend or supplement from time to time if necessary):

CONVERTIBLE NOTES

         The following table provides: (i) the respective principal amount of convertible notes beneficially owned and offered by each selling securityholder, and (ii) the number of shares of common stock underlying those convertible notes. This information has been obtained from the selling securityholders. This prospectus relates to the resale of up to $175,000,000 aggregate principal amount of convertible notes and shares of common stock issuable upon conversion of the convertible notes. This table may be supplemented from time to time to add holders of up to an additional $142,900,000 aggregate principal amount of convertible notes and shares of common stock issuable upon conversion of such convertible notes.


                                     PRINCIPAL AMOUNT OF   UNDERLYING SHARES OF
                                      CONVERTIBLE NOTES       COMMON STOCK
                                      BENEFICIALLY OWNED  BENEFICIALLY OWNED AND
     SELLING SECURITYHOLDERS            AND OFFERED            OFFERED (1)
     -----------------------            -----------            -----------

Ermitage Selz Fund Ltd.                 $ 1,000,000              36,510
GAM Selection Investments, Inc.         $   250,000               9,127




------------------------
(1) The number of shares of common stock underlying the convertible notes is calculated based on a conversion price of $27.39 per share. One preferred share purchase right is attached to each share of common stock. Additional shares of common stock and associated rights may be issued upon conversion because of downward adjustments in the conversion price in accordance with the terms of the convertible notes."